Sent: Monday, March 12, 2007 4:47 PM
Subject: STATUS #2 ** CD 2007-CD4 ** PUBLICS

Citigroup Commercial Mortgage Securities Inc., Commercial Mortgage
Pass-Through Certificates, Series 2007-CD4 $6.6B** NEW ISSUE CMBS

Joint Bookrunners: Citigroup Global Markets / Deutsche Bank Securities
Co Lead Mgrs:      Citigroup Global Markets / Deutsche Bank Securities / LaSalle
Co-Mgrs:           PNC Capital Markets, LLC / RBC Capital Markets
Retention:         RBC Capital 100mm A2B / 200mm A4

Structure:
   Cl    Fit/Mdys/S&P   $MM   C/E    WAL  PRIN WIN     PX GUID   STATUS
   A1    AAA/Aaa/AAA   97.4  30.000% 3.12 04/07-09/11  11A       2.3X
   A2A   AAA/Aaa/AAA  100.0  30.000% 4.45 09/11-09/11  25A       1.5X
   A2B   AAA/Aaa/AAA 1062.7  30.000% 4.73 09/11-03/12  19A        .3X
   A3    AAA/Aaa/AAA  464.2  30.000% 6.78 01/14-02/14  27A        .4X
   ASB   AAA/Aaa/AAA  162.1  30.000% 6.99 03/12-01/16  27A       3.3X
   A4    AAA/Aaa/AAA 1737.2  30.000% 9.59 01/16-01/17  25A        .96X
   A1A   AAA/Aaa/AAA  998.8    *** NOT OFFERED ***
   *AM   AAA/Aaa/AAA [660.3] 20.000% 9.79 01/17-02/17  28A        .5X
   AJ    AAA/Aaa/AAA  586.0  11.125% 9.87 02/17-02/17  32A       1.1X
   B     AA+/Aa1/AA+   41.3  10.500% 9.87 02/17-02/17  35A       OPEN
   C     AA/Aa2/AA     90.8   9.125% 9.87 02/17-02/17  37A        .6X
   D     AA-/Aa3/AA-   57.8   8.250% 9.87 02/17-02/17  40A        .2X
   E     A+/A1/A+      41.3   7.625% 9.87 02/17-02/17  44A       OPEN
   F     A/A2/A        49.5   6.875% 9.87 02/17-02/17  47A       1.0X
   XP    AAA/Aaa/AAA   TBD    NAP    NAP  NAP
* Subject to Demand

** The underlying mortgage loan secured by the 1 East Deleware morgtage real property is being moved from loan group 1 to loan group 2. In connection therewith the total principal balance of the class A-1A will be increased by
$63mm and the total principal balance of class A4 will be reduced by $63mm.

Collateral:        380 Loans / 476 Properties

Loan Sellers:  German American Capital Corporation   ( 56 loans, 32.1%)
               Citigroup Global Markets Realty Corp. ( 68 loans, 26.4%)
               LaSalle Bank National Association     (161 loans, 23.9%)
               PNC Bank, National Association        ( 66 loans, 12.4%)
               Royal Bank of Canada                  ( 29 loans,  5.1%)

Property Types:   Office 32.6%, Retail 26.2%, Multi 13.6%, Hotel 11.2%,
                  Industrial 10.3%, Mixed Use 2.7%, Self Storage 2.4%,
                  MHC 0.8%; Other 0.2%, Land 0.1%

Geographic:        NY: 18.6%, CA: 10.5%, HI: 10.0%, TX: 7.0%, MN: 4.8%, PA: 4.0%

DSCR/LTV:          1.54x / 66.77%

Inv. Grade Loans:  3 loans for 16.1% of UPB
Top 10 Loans:      39.5% of the pool, DSCR: 1.85x, LTV: 59.84%

Top 3 Trust Assets    BALANCE     DSCR    LTV
9 West 57th Street  $400,000,000  3.23x  17.86% Ala Moana Portfolio
$400,000,000  1.81x  51.51%
Mall of America     $306,000,000  1.43x  75.5%
**Collateral subject to change

Expected Timing
  Mon        - Electronic Termsheets FWP / Annex A / Reds FWP
  Tues       - Hardcopies
  Settlement - March 29

Roadshow
  Mon   3/5   - Replay Number (888) 203-1112 Passcode: 5584067
  Tues  3/6   - NY
  Wed   3/7   - Hartford Breakfast 8:30am @ Goodwin Hotel /
                Boston Lunch 12:30 @ Boston Harbor Hotel
  Thurs 3/8   - Minneapolis Breakfast 8:00am @ Marquette Hotel /
                Chicago Group Meeting 2:00pm @ Metropolitan Club, 67th Floor
                Sears Tower
  Fri   3/9   - NY Lunch @ Brasserie 8  1/2 12:30PM 9 West 57TH

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